EXHIBIT 10.1

EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT (the “Agreement”) dated as of March 23, 2004 between OPENTV CORP., a corporation organized under the laws of the British Virgin Islands (the “Company”), and James Chiddix (“Executive”).

     This Agreement sets forth the terms and conditions of the employment by the Company of Executive.

     In consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

     1. Term and Place of Employment.

          (a) The term of Executive’s employment under this Agreement (the “Employment Term”) shall initially commence on April 1, 2004 (the “Effective Date”) and end on the first anniversary thereof and, unless and until Executive’s employment is terminated as provided herein, shall be extended daily so that the remainder of the Employment Term shall at all times on and prior to the effective date of such termination be the one (1) year anniversary of the date from which it has been extended pursuant to this provision. During the Employment Term, the Company agrees to employ Executive, and Executive agrees to serve the Company, upon and subject to the terms and conditions set forth in this Agreement.

          (b) Unless otherwise agreed in writing by Executive, Executive’s principal place of work, subject to reasonable and customary travel, shall be the Company’s principal executive offices located in, San Francisco, California.

     2. Title and Duties; Power and Authority.

          (a) Subject to the provisions of this Agreement, the Company and Executive agree that, during the Employment Term, Executive shall serve the Company as the Executive Chairman of the Board of Directors of the Company (the “Board”), and in such other positions as may be agreed upon from time to time by Executive and the Board. Executive shall have the rights, powers, duties and obligations relating to such office(s) as are customarily associated with such office(s) and such other rights, powers, duties and obligations as may be agreed upon from time to time by Executive and the Board.

          (b) The Company and Executive acknowledge and agree that Executive shall report directly to the Board. The Chief Executive Officer of the Company shall report directly to the Executive.

          (c) Executive agrees to devote his full business time and efforts to the Company. Nothing herein shall prevent Executive from (i) participating in industry, trade, professional, charitable and community activities, (ii) serving on corporate, civic or charitable boards or committees, and (iii) managing his personal investments and affairs, in each case so long as such activities do not conflict with the Company’s interests or interfere with the performance of Executive’s responsibilities to the Company in accordance with this Agreement. Upon any termination of Executive’s employment with the Company, Executive shall resign from any positions he may hold at the time on the Board or on the board of directors of any other company on which he serves at the request of the Company.

     3. Compensation; Benefits; Stock Options.

          (a) Salary. During the Employment Term, the Company shall pay to Executive a salary at the rate of $450,000 per annum (as increased from time to time pursuant to the terms hereof, “Salary”), with a non-negative annual adjustment based on the Consumer Price Index for all urban Consumers, U.S. City Average, for all items as published by the Bureau of Labor Statistics of the Department of Labor with the first adjustment on the first anniversary of the Effective Date, and subsequent adjustments on subsequent anniversaries of the Effective Date. Executive’s Salary shall be paid to Executive in regular intervals in accordance with the Company’s customary payroll schedules for salaried employees, but in no event less frequently than twice each month. In addition to any annual adjustment provided for in the first sentence of this paragraph, Executive’s Salary may be reviewed annually and increased, at any time, in the sole discretion of the Board.

          (b) Annual Bonus. In addition to Salary, Executive shall be entitled to receive an annual bonus (the “Annual Bonus”) as follows:

               (i) for the year ending December 31, 2004, an amount equal to thirty-three percent (33%) of the Salary, prorated for the actual weeks during such year that Executive was employed by the Company (the “First Year Bonus”), payable in cash, or, as provided below, by issuance to Executive of an equivalent number of freely tradable (subject to Company policies regarding trading by insiders) Class A Ordinary Shares, no par value (the “Class A Ordinary Shares”), of the Company. The First Year Bonus shall be payable or issuable, as applicable, in arrears in three installments within five business days after the end of the calendar quarter for which the First Year Bonus was earned, commencing with the quarter ending June 30, 2004, and, thereafter, the quarters ending September 30, 2004 and December 31, 2004; provided, that if Executive commences employment prior to March 31, 2004, then, in such event, the bonus accrual in respect of the period from the Effective Date through March 31, 2004 shall be paid together with the installment otherwise payable on June 30, 2004 and, provided, further, that, no bonus payment shall be due unless Executive is employed with the Company on the last day of the calendar quarter to which such payment relates. Executive may make an irrevocable election to receive payment of all or any portion of the First Year Bonus in the form of Class A Ordinary Shares issued pursuant to the Company’s Stock Incentive Plan (the “Incentive Plan”) and valued at the Fair Market Value (as defined below) of the Class A Ordinary Shares on the last day of the calendar quarter for which the portion of the First Year Bonus was earned, with any fractional shares paid in cash. Any election by Executive to receive all or any portion of the First Year Bonus in Class A Ordinary Shares must be made no later than the 30th calendar day prior to the end of the calendar quarter to which the election applies by written notice to the Secretary of the Company, and the Company’s obligation to issue such shares shall be conditioned upon the shares being registered under the Securities Act of 1933 on an effective Registration Statement on Form S-8 or other appropriate form.

          “Fair Market Value” of a Class A Ordinary Share on any day means the last sale price (or, if no last sale price is reported, the average of the high bid and low asked prices) for a Class A Ordinary Share on such day (or, if such day is not a trading day, on the next preceding trading day) as reported on The Nasdaq National Market (“Nasdaq”), or, if not reported on Nasdaq, as quoted by the National Quotation Bureau Incorporated, or if Class A Ordinary Shares are listed on an exchange, on the principal exchange on which the Class A Ordinary Shares are listed. If for any day the Fair Market Value of a Class A Ordinary Share is not determinable by any of the foregoing means (or if the Compensation Committee of the Board (the “Committee”) determines for any purpose that the Fair Market Value of a Class A Ordinary Share should be determined on an intra-day basis), then the Fair Market Value for such day (or at a given time on such day) shall be determined in good faith by the Committee on the basis of such quotations and other considerations as the Committee deems appropriate.

               (ii) for each of the calendar years in the Employment Term following the year ended December 31, 2004, Executive shall be eligible for annual discretionary bonus awards (the target amount of which shall be established by the Committee prior to the commencement of any calendar year to which it relates), based on financial and strategic objectives agreed to annually by the Committee and Executive, such discretionary bonus, if any, to be paid to Executive in a lump sum cash payment or, at the option of the Committee, Class A Ordinary Shares issued pursuant to the Incentive Plan and valued at the Fair Market Value of a Class A Ordinary Share on the day immediately preceding the date such bonus is determined by the Committee, with any fractional shares paid in cash. Such annual discretionary bonus awards shall be payable or issuable, as applicable, as soon as practicable after the Committee can determine whether, and the degree to which, such financial and strategic objectives have been reached, but in no event later than any discretionary performance bonuses paid to other senior executives of the Company.

          (c) Benefits. During the Employment Term, the Company shall provide Executive with the right to participate in and to receive benefits from all present and future life, accident, disability, medical, pension and savings plans and all similar benefits made available generally to executives of the Company. The amount and extent of benefits to which Executive is entitled shall be governed by the specific benefit plan, as it may be amended from time to time.

          (d) Vacation. During the Employment Term, Executive shall be entitled to four weeks of paid vacation per year or such longer period as may be provided by the Company in accordance with the most favorable plans, policies, programs and practices of the Company. Such vacation shall be taken at such times and intervals as shall be determined by Executive, subject to the reasonable business needs of the Company. Executive shall not be entitled to defer more than two weeks’ vacation time not taken to a later calendar year. In the event of any termination of this Agreement, Executive shall be entitled to cash compensation for vacation time not used as of the date of termination to the extent that such vacation time has been accrued during the calendar year of termination (“Final Vacation Pay”).

          (e) Equity Compensation.

               (i) Initial Stock Option Grant. On the Effective Date, the Company will grant to the Executive a nonqualified stock option under the Incentive Plan to purchase one million (1,000,000) Class A Ordinary Shares (the “Initial Option”), with an exercise price equal to the Fair Market Value of the Class A Ordinary Shares on the last trading day immediately preceding the first public announcement by the Company of Executive’s employment with the Company (the “Announcement Date”). The Initial Option shall vest in equal annual installments on each of the second, third, fourth and fifth anniversaries of the Effective Date and shall be evidenced by a standard stock option agreement approved by the Committee for the grant of other stock options under the Incentive Plan, a copy of which is attached hereto as Exhibit A and by this reference incorporated herein (the “Option Agreement”); provided, that to the extent there are any inconsistencies between the terms of this Agreement and the terms of such form of stock option agreement, the terms of this Agreement shall govern, and, to the extent necessary, the form of option agreement entered into by Executive and the Company will be revised to make it consistent herewith.

               (ii) Performance Based Options. On the Effective Date, the Company will grant to the Executive non-qualified stock options to purchase an aggregate of five hundred thousand (500,000) Class A Ordinary Shares (the “Performance Based Options”) at an exercise price equal to the Fair Market Value of a Class A Ordinary Share on the last trading day immediately preceding the Announcement Date. The Performance Based Options shall have the terms and conditions set forth in Exhibit B attached hereto, which is hereby incorporated by reference as if set forth herein, and shall be evidenced by an Option Agreement; provided, that to the extent there are any inconsistencies between the terms of this Agreement and the terms of such form of Option Agreement, the terms of this Agreement shall govern, and, to the extent necessary, the form of option agreement entered into by Executive and the Company will be revised to make it consistent herewith.

     4. Reimbursement of Business and Other Expenses; Perquisites.

          (a) Expense Reimbursement. The Company shall pay or reimburse Executive promptly for all reasonable expenses and other disbursements incurred or paid by Executive in the performance of his duties and responsibilities under this Agreement, including those incurred or paid in connection with business related travel, telecommunications and entertainment, subject to reasonable substantiation by Executive in accordance with the Company’s policies.

          (b) Office and Support Staff. During the Employment Term, Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to his choice of secretary and secretarial arrangement, and other assistance to the extent needed to fulfill his corporate responsibilities, in San Francisco, California, all of which shall be at least equal to the most favorable of the foregoing provided to any other executive officer by the Company at any time during the Employment Term.

          (c) Relocation Expenses. The Company will reimburse Executive, on an after-tax basis, for the following expenses: (i) reasonable moving expenses incurred by Executive and Executive’s family during Executive’s relocation from his primary residence to the San Francisco area, (ii) reasonable costs incurred during the relocation of Executive and Executive’s family to the San Francisco area, including reasonable costs associated with the sale of Executive’s current primary residence and purchase of Executive’s primary residence in the San Francisco area (e.g., reasonable brokerage costs, etc.), and (iii) reasonable costs (including, but not limited to, origination fees and interest) incurred by Executive in connection with his obtaining a bridge loan (which loan shall not exceed $1,250,000 and shall have a term of no more than six months) to facilitate the sale of his current primary residence and the purchase of a new primary residence in the San Francisco area. Subject to the foregoing, Executive shall be reimbursed up to a maximum of $60,000 in respect of rent or lease payments incurred in connection with a temporary residence in the San Francisco area.

     5. Termination. Notwithstanding the provisions of Section 2 hereof, Executive’s employment hereunder shall terminate prior to the expiration of the Employment Term under the following circumstances:

               (a) Death. If Executive dies while employed by the Company and prior to the expiration of the Employment Term, Executive’s employment hereunder shall immediately terminate.

               (b) Disability. The Company may terminate Executive’s employment, upon ten (10) business days prior written notice to Executive, in the event of an illness, injury, accident or condition of either a physical or psychological nature, which prevents Executive from performing his essential duties hereunder as determined in good faith by the Board and there is no reasonable accommodation that can be provided by the Company that would allow Executive to perform such essential duties as determined under applicable law, for a period of not less than one hundred twenty (120) working days (whether or not consecutive) during the twelve calendar months preceding the month in which such notice is given (a “Disability”).

               (c) By the Company For Cause. The Company may terminate Executive’s employment during the Employment Term for Cause at any time upon written notice of such termination to Executive setting forth in reasonable detail the nature of such Cause.

               For purposes of this Agreement, “Cause” shall be deemed to have occurred on the happening of any of the following: (i) the Executive’s conviction of, or a plea of “guilty” or “no contest” to a felony under the laws of the United States or any state thereof (other than a traffic violation); provided, however, that after indictment, the Company may suspend Executive from the rendition of services, but without limiting or modifying in any other way the Company’s obligations under this Agreement; (ii) the Executive’s fraud, theft, embezzlement, other material dishonesty or any material breach by Executive of a fiduciary duty owed to the Company that is injurious to the reputation Company; (iii) Executive’s willful failure to perform (other than by reason of a Disability), or gross neglect in the performance of, his duties and responsibilities to the Company, (iv) material breach by Executive of Section 7 or 8 hereof, or (v) Executive’s agreement to settle any charge brought against him by the Securities and Exchange Commission with respect to any act or omission by Executive, which charge involves an allegation of fraud or, in the good faith opinion of the Board, would have reasonably likely resulted in a conviction had the matter proceeded; provided, however, that the Company may terminate Executive for “Cause” within the meaning of clause (iii) or (iv) above only upon 20 days prior written notice to Executive during which period Executive may cure the breach or neglect, if curable.

               (d) By the Company Other Than For Cause. The Company may terminate Executive’s employment during the Employment Term other than for Cause at any time upon giving not less than 20 days’ prior written notice of such termination to Executive.

               (e) By Executive.

                    (i) Executive may terminate his employment during the Employment Term at any time upon giving written notice of such termination to the Board not less than 60 days prior to the effective date of termination (which shall be the 60th day after the giving of such written notice, or earlier if the Company’s designated successor to Executive commences employment with the Company prior to the end of such 60-day period).

                    (ii) Executive may terminate his employment, at any time, hereunder for Good Reason, as defined below, upon 20 days’ prior written notice of such termination to the Board setting forth in reasonable detail the basis of such Good Reason.

                    For purposes of this Agreement, “Good Reason” shall be deemed to have occurred on the happening of any of the following: (i) a material reduction of Executive’s Salary; (ii) a change in the Executive’s title or position; or (iii) a change in the Executive’s principal place of business to a location more than 50 miles from the city of San Francisco.

     6. Obligations of the Company upon Termination.

          (a) Termination due to Death or Disability. If, during the Employment Term, Executive’s employment is terminated in accordance with Section 5(a) or 5(b) hereof, the Company shall pay or provide to or in respect of Executive, within 10 days after the date of termination, the following amounts and benefits:

               (i) a lump sum in an amount equal to the sum of (a) Executive’s Salary through the date of termination, (b) Final Vacation Pay, calculated based upon Executive’s Salary at the date of termination, and (c) business expenses reimbursable under Section 4(a), in each case to the extent not theretofore paid (the sum of the amounts described in clauses (a), (b) and (c) shall be hereinafter referred to as the “Accrued Obligation”);

               (ii) a lump sum in cash in an amount equal to the Salary that would have been payable to Executive pursuant to this Agreement for the period beginning on the date of termination and ending on the 180th day thereafter (such Salary to be calculated at the annual rate of Executive’s Salary in effect on the date of termination);

               (iii) as soon as practical following the fiscal year in which the death or Disability occurs, payment of an amount equal to the product of (x) the Annual Bonus (based on the target established prior to the commencement of the relevant year to which it applies) that would have been paid to Executive with respect to the year in which Executive’s employment was terminated by reason of death or Disability, and (y) a fraction, the numerator of which is the number of days in the fiscal year through the date of termination and the denominator of which is 365;

               (iv) immediate vesting of all stock options granted pursuant to Section 3(e) in accordance with the Incentive Plan, except for any Performance Based Options, which had not commenced vesting prior to the date of termination; and

               (v) all vested stock options held by Executive following the termination of Executive’s employment by reason of death or Disability shall remain exercisable for a period of one year following the date of termination (but not later than the scheduled expiration of such stock option) in accordance with the Incentive Plan.

          (b) Termination by the Company for Cause. If, during the Employment Term, Executive’s employment is terminated in accordance with Section 5(c), (i) the Company shall pay to Executive in a lump sum in cash on the date of termination the Accrued Obligation, and (ii) all stock options granted pursuant to Section 3(e), notwithstanding any prior vesting, shall immediately terminate.

          (c) Termination by the Company Other than for Cause or By Executive for Good Reason. If, during the Employment Term, Executive’s employment is terminated in accordance with Section 5(d) by the Company or in accordance with Section 5(e)(ii) by the Executive, the Company shall pay or provide to Executive, the following amounts and benefits:

               (i) the Accrued Obligation;

               (ii) Salary continuation, payable in accordance with the normal payroll practices of the Company in effect on the date of termination, for the remainder of the Employment Term, unless the date of such termination is within 12 months following the date of any “Approved Transaction”, “Board Change” or “Control Purchase” (as such terms are defined in the Incentive Plan, and collectively referred to herein as “Change in Control”), in which case the amount due to Executive pursuant to this Section 6(c)(ii) shall be equal to 18 months of Salary, payable, in Executive’s discretion, in either a lump sum within 15 days following the date of termination or by the continuation of Salary payments for the duration of such 18 month period (such Salary or lump sum payment to be calculated at the annual rate of Executive’s Salary in effect on the date of termination);

               (iii) as soon as practical following the fiscal year in which the termination of employment occurs, payment of an amount equal to the product of (x) the Annual Bonus (based on the target established prior to the commencement of the relevant year to which it applies) that would have been paid to Executive with respect to the year in which Executive’s employment was terminated without Cause, and (y) a fraction, the numerator of which is the number of days in the fiscal year through the date of termination and the denominator of which is 365;

               (iv) continued vesting of the Initial Option and any Performance Based Options granted pursuant to Section 3(e) that had begun to vest prior to the termination date for a period of one year from the date of termination; provided, however, that if a termination to which this Section 6(c) applies occurs within 12 months after a Change in Control (and the vesting of such options have not otherwise been accelerated pursuant to the terms of the Incentive Plan), then, in such event, vesting of the Initial Option and any Performance Based Options granted pursuant to Section 3(e) that had begun to vest prior to such termination shall continue for a period of 18 months from the date of termination; and

               (v) for the period during which Executive receives Salary pursuant to Section 6(c)(ii) or until such earlier time as Executive receives alternative health coverage, reimbursement of the difference between (A) monthly COBRA payments actually made by Executive for continued health benefits during such period, and (B) the amount Executive would have paid for health coverage for himself and his dependents under the Company’s plan had he remained an employee of the Company during such period.

               (vi) all vested stock options held by Executive following the termination of Executive’s employment with the Company pursuant to Section 5(d) or 5(e)(ii) (including any stock options that vest following the date of termination pursuant to clause (iv) above) shall remain exercisable for a period of 90 days following the date on which the last options vest in accordance with the continued vesting provisions of Section 6(c)(iv) (but not later than the scheduled expiration of such stock option).

          (d) Termination by Executive without Good Reason. If, during the Employment Term, Executive’s employment is terminated in accordance with Section 5(e)(i):

               (i) the Company shall pay to Executive, within 10 days after the date of termination, a lump sum payment in an amount equal to the Accrued Obligation;

               (ii) all unvested stock options granted pursuant to Section 3(e) shall terminate on the date of termination; and

               (iii) all vested stock options held by Executive following the termination of Executive’s employment with the Company pursuant to Section 5(e) shall remain exercisable for a period of 90 days following the date of termination (but not later than the scheduled expiration of such stock option).

          (e) Survival. Upon termination of Executive’s employment and payment of the amounts due Executive pursuant to Sections 5 and 6 of this Agreement, the obligations of the Company and Executive under this Agreement shall terminate, except that the Company’s obligations hereunder with respect to the payments and continuation of benefits set forth in this Section 6, and Executive’s obligations under Section 7 (Non-Competition; Non-Solicitation), Section 8 (Confidentiality) and Section 9 (Delivery of Materials), will survive (in accordance with the terms and conditions thereof) any such termination.

     7. Non-Competition; Non-Solicitation.

          (a) During the Employment Term and for a period of 12 months following the termination of Executive’s employment with the Company (the “Restricted Period”), Executive shall not, except as permitted by the Company upon its prior written consent, (i) enter, directly or indirectly, into the employ of or render or engage in, directly or indirectly, any services to any person, firm, corporation or other entity that is in competition (or is actively planning to engage in competition) with the Company with respect to (x) any business actively conducted by the Company on the date of Executive’s termination or (y) any business which, on the date of Executive’s termination, the Company plans to enter pursuant to a business strategy in the development of which Executive actively participated and which was adopted by the Board before the Executive’s termination of employment (any of the foregoing being referred to herein as a “Competitive Business”), or (ii) become interested, directly or indirectly, in any such person, firm, corporation or other entity as an individual, partner, member, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity. The ownership of three percent (3%) of any class of the outstanding securities of any corporation, even though such corporation may conduct (or be planning to conduct) a Competitive Business, shall not be deemed as constituting an interest which violates clause (ii) of the immediately preceding sentence. Further, the Executive shall not be deemed to have violated the first sentence of this Section 7(a) solely by reason of the fact that the Executive is employed by, or rendering services to, a person, firm, corporation or other entity which conducts or provides services to (or may be planning to conduct or provide services to) a Competitive Business, so long as the Executive’s employment is, or his services rendered are, solely in connection with businesses of such person, firm, corporation or other entity which are not Competitive. Notwithstanding the foregoing, the provisions of this Section 7(a) shall not apply to Executive if Executive’s employment is terminated by the Company without Cause, unless the Company shall be making Salary continuation payments to Executive under the terms of this Agreement, in which event such provisions shall remain effective and apply to Executive.

          (b) During the Restricted Period, Executive shall not, directly or indirectly, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company), (i) solicit, hire or engage in any capacity, encourage to terminate, endeavor to entice away from the Company, or otherwise interfere with the relationship of any individual who is employed by, or otherwise engaged to perform services for, the Company or (ii) solicit, hire or engage in any capacity or encourage any person or entity who is, or was within the then most recent twelve-month period, a customer of the Company or the entity which has a business relationship with the Company to terminate or reduce its relationship with the Company.

          (c) If any court determines that any provision of this Section 7 is invalid or unenforceable, the remainder of this Section 7 shall not thereby be affected and shall be given full effect, without regard to the invalid portion. In addition, if any court or arbitrator construes any portion of this Section 7 to be unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. The Executive agrees that this Section 7, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein. Notwithstanding any arbitration provisions contained in this Agreement, the Company shall have the right and remedy to have the provisions of this Section 7 specifically enforced by a court of competent jurisdiction without any requirement to first seek a remedy through arbitration, including by temporary and/or permanent injunction, it being acknowledged and agreed that any such violation may cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. The Company shall also have the right to seek damages for any breach of this Section 7.

          (d) Upon written notice to Executive in accordance with Section 10 that Executive is in breach of any covenant contained in this Section 7, and without limiting any other remedy available to the Company at law or in equity, all stock options granted to Executive pursuant to Section 3(e), notwithstanding any prior vesting, shall immediately terminate unless such breach is capable of cure and the Executive remedies such breach within 20 days of notification or otherwise objects to the claim that he is in violation of this Section 7, in which case such options shall terminate only upon a finding by an arbitrator that he was in breach; provided that all vesting during any such period of dispute shall be suspended for the period of such dispute and Executive shall effect no transfers or exercises of any options during the period of such dispute. . The Company shall also be entitled to cease making any payments and providing any benefits otherwise required under this Agreement.

     8. Confidentiality. Executive agrees that while in the employ of the Company (otherwise than in the performance of his duties hereunder), he shall not, disclose to any person, firm, corporation, entity or business organization any Confidential Information (as hereinafter defined), but this Section 8 shall not prevent Executive from responding to any subpoena, court order or threat of other legal duress. The term “Confidential Information” shall mean information disclosed to Executive by the Company during the Executive’s employment hereunder relating to the business of the Company, to the extent that (i) such information is considered proprietary by the Company and (ii) disclosure of such information by the Company would be materially adverse to the Company; provided, however, that the following shall not be deemed to be Confidential Information: (a) information which is or becomes publicly known other than as a result of a breach of this provision by Executive; (b) information lawfully in the possession of Executive prior to disclosure to him by the Company; or (c) information disclosed to Executive by any third party who is not affiliated with the Company or otherwise subject to a confidentiality obligation in favor of the Company.

     9. Delivery of Materials. Executive agrees that within 10 days of the termination of his employment for any reason he will deliver to the Company all documents, papers, materials and other tangible property of the Company relating to its affairs which may then be in his possession or under his control.

     10. Notices. All notices to be given hereunder shall be deemed duly given as of the date delivered if in writing and delivered in person or by telecopier, or mailed by registered or certified mail, return receipt requested, postage prepaid, or sent by overnight courier with guaranteed next day delivery, and addressed as follows:

          (a) If to be given to the Company:

OPENTV CORP.
275 Sacramento Street
San Francisco, California 94111
Attention: General Counsel
Fax: (415) 962-5364

(b)	If to be given to Executive:

Mr. James Chiddix
40 E. 94th St., #20-A
New York, New York 10128

                    or to such other address as either of the parties may have furnished to the other in writing in accordance with this Section 10, except that notices of changes of address shall not be deemed given until actually received by the addressee.

     11. Successors.

               (a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s heirs, executors and other legal representatives. However, no rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity or the sale or liquidation of all or substantially all of the assets of the Company.

               (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

     12. Indemnification. As promptly as practicable after the Effective Date, the Company and Executive shall enter into an indemnity agreement providing for the indemnification of Executive consistent with the form of indemnity agreement provided to other senior executives of the Company.

     13. Miscellaneous.

               (a) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, replacing and superseding as of the date hereof any and all negotiations, discussions, agreements and understandings, including all term sheets, with respect to the subject matter hereof, whether oral or written, between the parties hereto.

               (b) Severability. If any of the provisions of this Agreement shall, for any reason, be declared invalid, illegal or unenforceable in any respect by final judgment of any court or administrative body of competent jurisdiction, (i) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement, and (ii) this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

               (c) Tax Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

               (d) No Waiver. Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

               (e) Headings. The headings of Sections and subsections hereof are included for convenience of reference only and are not to be considered when construing the provisions of this Agreement.

               (f) Amendments; Waivers. This Agreement may not be amended, modified or otherwise changed nor may any provision hereof be waived except by an instrument in writing duly executed by the parties hereto or their respective successors and heirs, executors and other legal representatives.

               (g) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without reference to principles of conflict of laws.

               (h) Arbitration. Subject to the final sentence of this Section 13(h), all disputes concerning Executive’s employment with the Company, the termination thereof, the breach by either party of the terms of this Agreement or any other matters relating to or arising from Executive’s employment with the Company shall be resolved in binding arbitration in a proceeding in San Francisco, California, administered by and under the rules and regulations of the American Arbitration Association. Both parties and the arbitrator will treat the arbitration process and the activities that occur in the proceedings as confidential. Nothing contained in this Section 12(h) shall limit the Company’s right to seek equitable relief in any court of competent jurisdiction in respect of the matters set forth in Section 7.

               (i) Construction. The definitions of capitalized terms used herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. As used herein, the term “most favorable” shall, when used with reference to any plans, practices, policies or programs of the Company and its affiliates, be deemed to refer to the plans, practices, policies or programs of the Company and its affiliates, as in effect at any time during the Employment Term and provided to employees of the Company generally or to any other executive officer or key employee of the Company or its affiliates, which are most favorable to Executive. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Sections shall be deemed references to Sections of this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any statute or regulation are to it (and any successor thereof) as amended and supplemented from time to time. Any reference in this Agreement to a “day” or number of “days” (without the explicit qualification of “business”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a business day, then such action or notice shall be deferred until, or may be taken or given on, the next business day.

               (j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

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     IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

OPENTV CORP.

By:	/s/ Wesley Hoffman

Name: Wesley Hoffman Title: Chief Operating Officer

EXECUTIVE:

/s/ James Chiddix

James Chiddix